Exhibit 12.1

HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The following table shows Independence Holding Company’s historical ratio of earnings to fixed charges for the three months ended March 31, 2011 and for the two fiscal years ended December 31, 2010 and 2009, and the pro forma ratio of earnings to fixed charges for the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010.

	Actual						Pro Forma
	Three Months Ended March 31,		Years Ended December 31,				Three Months Ended March 31,	Year Ended December 31,
	2011		2010		2009		2011	2010
	(In thousands, except ratio of earnings to fixed charges)

Fixed charges:
Interest expense	$457		$1,912		$2,817		$457	$1,912

Pre-tax income from continuing operations	1,936		36,252		(18,102)		1,936	37,117
Exclude equity method income
AMIC	-		(280)		(1,289)		-	-
Investment partnerships	(532)		(684)		(1,344)		(532)	(684)
Operating partnerships	(542)		(694)		(726)		(542)	(694)

Add back fixed charges:
Interest expense	457		1,912		2,817		457	1,912

Less noncontrolling interests	(616)		(1,676)		10		(375)	(1,358)

	$703		$34,830		$(18,634)		$944	$36,293

Ratio of earnings to fixed charges	1.54	x	18.22	x	(6.61	)x	$2.07x	$18.98x